Exhibit 99.1

NEWS RELEASE

For Release:	Immediate

Contact:	Ted Detrick, Investor Relations - (215) 761-1414
Wendell Potter, Media Relations - (215) 761-4450

CIGNA REPORTS FIRST QUARTER 2005 RESULTS

Increased Earnings Reflect Strong Results in Each of the Health and Related Benefits Businesses

PHILADELPHIA, May 4, 2005 -- CIGNA Corporation (NYSE: CI) today reported net income of $436 million, or $3.28 per share1, for the first quarter of 2005 compared with net income of $68 million2, or $0.48 per share1,2, for the same period last year. The increase primarily reflects higher earnings in the health care, disability and life, and international businesses and accelerated gain recognition on the sale of the retirement benefits business.

CIGNA's adjusted income from operations3 was $297 million, or $2.24 per share1, for the first quarter of 2005 versus $253 million2, or $1.79 per share1,2, for the same period last year. The increase primarily reflects higher earnings in CIGNA’s health and related benefits businesses.

“Our results for the first quarter reflect continuing strong performance by our health care, group disability and life, and international businesses,” said H. Edward Hanway, CIGNA’s chairman and chief executive officer. “CIGNA’s strong capabilities in medical management and consumer-focused benefits programs are being well-received in the marketplace. We continue to strengthen our position as an industry leader in helping our members stay healthy and productive while helping employers control their benefits costs.”

CONSOLIDATED HIGHLIGHTS

The following is a reconciliation of adjusted income from operations (after-tax; dollars in millions, except per share amounts):

	Three months ended
	March 31, 2005	March 31, 2004[2]	Dec. 31, 2004
Adjusted income from operations	$297	$253	$323
Realized investment gains, net	11	14	70
Special items,[4] net	128	(60)	165
Income before cumulative effect of accounting change	436	207	558
Cumulative effect of accounting change	-	(139)	-
Net income	$436	$68	$558
Adjusted income from operations, per share[1]	$2.24	$1.79	$2.41
Net income per share[1]	$3.28	$0.48	$4.16

•	Consolidated revenues were $4.3 billion for the first quarter of 2005 and $4.7 billion for the first quarter of 2004.

•
Health care medical claims payable[5] were $1.0 billion at March 31, 2005 and $1.1 billion at December 31, 2004. The decline in health care medical claims payable reflects the impact of favorable prior year claim development and lower membership.

•
The company repurchased on the open market approximately 2.8 million shares of its stock for $240 million during the first quarter of 2005 and approximately 800,000 shares for $73 million in April 2005. The company has a further $568 million of stock repurchase authority available.

•	Cash and short-term investments at the parent company were approximately $1.5 billion at both March 31, 2005 and December 31, 2004.

•
Special items in the first quarter primarily include $169 million after-tax of accelerated gain recognition on the sale of the retirement benefits business and a charge totaling $33 million after-tax relating to initiatives to further streamline operations in the health care business and supporting areas. The charge represents severance costs associated with the planned elimination of approximately 1,700 positions.

HIGHLIGHTS OF SEGMENT RESULTS

•	Adjusted segment earnings are adjusted income from operations[3], as applicable, for each segment (see Exhibit 2).

Health Care

•
This segment primarily includes medical products provided on full risk, retrospectively experience-rated and service-only funding bases, and specialty health care products, including behavioral, dental and pharmacy-related products and services.

Financial Results (dollars in millions, medical membership in thousands):

	First Qtr.	First Qtr.		Fourth Qtr.
	2005	2004	Change	2004	Change

Adjusted Segment Earnings, After-Tax	$205	$180	14%	$230	(11)%
Premiums and Fees	$2,499	$2,790	(10)%	$2,609	(4)%
Segment Margin, After-Tax[6]	7.2%	5.8%	140 bps	7.8%	(60) bps

Total Medical Membership	9,006	10,216	(12)%	9,701	(7)%

•
The year-over-year increase in adjusted segment earnings reflects higher favorable prior year claim development, due to favorable medical management and underwriting results, partially offset by the effects of lower membership and higher per member operating expenses. Operating expenses for the quarter reflect additional investments in market-facing capabilities, including the company’s consumer-directed product offerings. Favorable prior year claim development was $67 million after-tax for the first quarter 2005 and $30 million after-tax for the first quarter 2004.

•	The year-over-year decline in Health Care segment premiums and fees reflects the effect of lower membership, partially offset by rate increases.

Disability and Life

•	This segment includes CIGNA’s group disability, life, and accident insurance operations that are managed separately from the health care business.

Financial Results (dollars in millions):

	First Qtr.	First Qtr.		Fourth Qtr.
	2005	2004	Change	2004	Change

Adjusted Segment Earnings, After-Tax	$59	$40	48%	$54	9%
Premiums and Fees	$508	$475	7%	$498	2%
Segment Margin, After-Tax	9.5%	6.8%	270 bps	8.8%	70 bps

•
The significant year-over-year increase in adjusted segment earnings primarily reflects strong underwriting and disability management results and favorable emerging claim experience in the disability business, as well as favorable mortality in the group life business.

•	Premiums and fees reflect continued solid sales results and strong customer persistency.

International

•	This segment includes CIGNA’s life, accident and health insurance and expatriate benefits businesses operating in selected international markets.

Financial Results (dollars in millions):

	First Qtr.	First Qtr.		Fourth Qtr.
	2005	2004	Change	2004	Change

Adjusted Segment Earnings, After-Tax	$30	$15	100%	$18	67%
Premiums and Fees	$302	$239	26%	$281	7%
Segment Margin, After-Tax	9.6%	5.9%	370 bps	6.0%	360 bps

•	The year-over-year increase in adjusted segment earnings primarily reflects revenue growth and favorable claim experience in the expatriate benefits and life, accident and health insurance businesses.

•	The increase in premiums and fees over the first quarter 2004 primarily reflects growth in the life, accident and health insurance and expatriate benefits businesses.

Other Segments

•	Adjusted segment earnings (losses) for CIGNA's remaining operations are presented below (after-tax, dollars in millions):

	First Qtr.	First Qtr.		Fourth Qtr.
	2005	2004	Change	2004	Change
Run-off Retirement	$5	$38	(87)%	$11	(55)%
Run-off Reinsurance	$(16)	$(10)	(60)%	$(38)	58%
Other Operations	$30	$18	67%	$71	(58)%
Corporate	$(16)	$(28)	43%	$(23)	30%

•
The year-over-year decline in Run-off Retirement results is due to the sale of the retirement benefits business on April 1, 2004. First quarter 2005 results reflect amortization of the deferred gain on the sale of this business.

•	Run-off Reinsurance results include a reserve increase for the variable annuity death benefit business.

•	Results for Other Operations increased relative to first quarter 2004, reflecting strong earnings for the corporate-owned life insurance (COLI) business.

•
The year-over-year improvement in Corporate reflects lower stock option expense under the provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, which was $2 million after-tax for the first quarter 2005, compared with $10 million after-tax for the first quarter 2004.

OUTLOOK

•
CIGNA currently estimates full year 2005 consolidated adjusted income from operations[3,4,7,8] to be in the range of $845 million to $915 million, or $6.40 to $6.90 per share[1], including $585 million to $645 million for the Health Care segment.

•
CIGNA currently estimates second quarter 2005 consolidated adjusted income from operations[3,4,7,8] to be in the range of $180 million to $210 million, or $1.35 to $1.55 per share[1], including $125 million to $145 million for the Health Care segment.

•	CIGNA’s earnings per share outlook excludes the impact of any future share repurchase.

•	Management will provide additional information about the earnings outlook on CIGNA's first quarter 2005 earnings call.

This quarterly earnings release and the Quarterly Statistical Supplement are available on CIGNA’s web site in the Investor Relations, Most Recent Disclosures section (http://www.cigna.com/general/about/investor/disclosures_recent.html). A link to the conference call, on which management will review first quarter 2005 results and provide full year and second quarter 2005 outlook, is available in the Investor Relations, Event Calendar section of CIGNA’s website (http://www.cigna.com/general/about/investor/events.html).

*Notes:

1.	Earnings per share (EPS) are on a diluted basis.

2.
In the fourth quarter of 2004, CIGNA adopted the fair value method of accounting for stock-based compensation. Implementation of Statement of Financial Accounting Standards No. 123, as revised in 2004 (SFAS No. 123R), allows for the retroactive application of fair value stock option expensing to all periods. As such, prior period information as presented in this press release is restated as if CIGNA had expensed the fair value of stock options in those periods.

3.
Adjusted income from operations is income before cumulative effect of accounting change, realized investment results and special items (which are identified and quantified in Note 4). Adjusted income from operations is a measure of profitability used by CIGNA’s management because it presents the underlying results of operations of CIGNA’s businesses and permits analysis of trends in underlying revenue, expenses and net income. This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measure, which is income before cumulative effect of accounting change. See Exhibit 2 for a reconciliation, by segment, of first quarter 2005 and 2004 GAAP income before cumulative effect of accounting change to adjusted income from operations.

4.
The special items included in net income and income before cumulative effect of accounting change, but excluded from adjusted income from operations, adjusted segment earnings and the calculation of segment margins are:

First Quarter 2005

•	After-tax gain of $169 million resulting from the accelerated recognition of a portion of the deferred gain on the sale of CIGNA's retirement benefits business.
•	After-tax charge of $33 million related to CIGNA's efforts to streamline its Health Care operations and supporting areas.
•	After-tax net charge of $8 million related to modified coinsurance arrangements for the sale of the retirement benefits business.

First Quarter 2004

•	After-tax restructuring charge of $49 million related to CIGNA's operational effectiveness review.
•
After-tax charge of $11 million related to the accounting for AICPA Statement of Position No. 03-01, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts.

Fourth Quarter 2004

•	After-tax gain of $141 million resulting from the accelerated recognition of a portion of the deferred gain on the sale of CIGNA's retirement benefits business.
•	After-tax benefit of $28 million related to a federal income tax recovery.
•
After-tax net charge of $16 million related to derivative accounting and the transfer of separate account liabilities associated with the modified coinsurance arrangements for the sale of the retirement benefits business.

•	After-tax gain of $12 million related to the sale of the TimesSquare Capital Management business.

5.
Health care medical claims payable are presented net of reinsurance and other recoverables. The gross health care medical claims payable balance was $1.3 billion as of March 31, 2005 and $1.6 billion as of December 31, 2004.

6.
Segment margins in this press release are calculated by dividing adjusted segment earnings (income before cumulative effect of accounting change, realized investment results and special items) by revenues excluding realized investment results. Segment margins including special items for the Health Care segment were 6.8%, 4.9%, and 7.8% for the three months ended March 31, 2005, March 31, 2004, and December 31, 2004, respectively.

7.
Information is not available for management to reasonably estimate future net income at this time. Second quarter and full year 2005 income before cumulative effect of accounting change will include realized investment results, which are not predictable, and special items. In addition to the first quarter 2005 special items, potential special items for 2005 will include any additional accelerated recognition of the deferred gain on the sale of the retirement benefits business and may include potential favorable adjustments related to tax audits and additional charges associated with a modified coinsurance arrangement.

Other than these items, information is not available for management to reasonably estimate 2005 special items.

8.	The second quarter and full year 2005 earnings outlook excludes any effect from potential costs related to CIGNA's possible entry into the Medicare prescription drug program (“Part D”).

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CIGNA and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in CIGNA's filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors. Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties. Forward-looking statements in this press release include information regarding, among other things, the company's earnings estimates for the full year and second quarter of 2005. You should not place undue reliance on these forward-looking statements. CIGNA cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increased medical costs that are higher than anticipated in establishing premium rates in CIGNA's health care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on CIGNA's employee benefits businesses;
3.
challenges and risks associated with implementing the improvement initiatives in the health care operations, the organizational realignment and the reduction of overall CIGNA and health care cost structure, including that operational efficiencies and medical cost benefits do not emerge as expected and that health care membership does not stabilize and begin to grow, resulting in significantly greater than expected reductions in medical membership;

4.	risks associated with the amount and timing of gain recognition on the sale of CIGNA's retirement benefits business;
5.
risks associated with pending and potential state and federal health care class action lawsuits, purported securities class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging CIGNA's businesses and the outcome of pending government proceedings;

6.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in CIGNA's businesses, primarily the health care business;
7.	significant changes in interest rates;
8.	downgrades in the financial strength ratings of CIGNA's insurance subsidiaries, which could, among other things, adversely affect new sales and retention of current business;
9.
limitations on the ability of CIGNA's insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries' financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

10.
inability of the program adopted by CIGNA to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures and forward contracts and in matching such contracts to the underlying equity risk);

11.
adjustments to the reserve assumptions and other considerations (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating CIGNA's liabilities for reinsurance contracts that guarantee minimum death benefits under certain variable annuities;

12.
adjustments to the assumptions (including annuity election rates) used in estimating CIGNA's assets and liabilities for reinsurance contracts that guarantee minimum income benefits under certain variable annuities;

13.
significant stock market declines, which could, among other things, result in increased pension expenses in CIGNA's pension plan in future periods and the recognition of additional pension obligations;

14.
unfavorable claims experience related to workers' compensation and personal accident exposures of the run-off reinsurance business, including losses attributable to the inability to recover claims from retrocessionaires;

15.	significant deterioration in economic conditions, which could have an adverse effect on CIGNA's operations and investments;
16.	changes in federal income tax laws;
17.
potential public health epidemics and bio-terrorist activity, which could, among other things, cause our covered medical expenses and mortality experience to rise significantly, depending on the severity of the event and number of individuals affected who are covered under CIGNA's insurance products; and

18.	risk factors detailed in CIGNA's Form 10-K for the fiscal year ended December 31, 2004, including the Cautionary Statement in Management's Discussion and Analysis.

This list of important factors is not intended to be exhaustive. There may be other risk factors that would preclude CIGNA from realizing the forward-looking statements. While CIGNA may periodically update this discussion of risk factors, CIGNA does not undertake to update any forward-looking statement that may be made by or on behalf of CIGNA prior to its next required filing with the Securities and Exchange Commission.

		Exhibit 1
CIGNA CORPORATION
COMPARATIVE SUMMARY OF FINANCIAL RESULTS
(Dollars in millions, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004 *

REVENUES
Premiums and fees	$3,362	$3,628
Net investment income	330	603
Other revenues (1)	636	470
Realized investment gains	17	21
Total	$4,345	$4,722

ADJUSTED INCOME FROM OPERATIONS (2)
Health Care	$205	$180
Disability and Life	59	40
International	30	15
Run-off Retirement	5	38
Run-off Reinsurance	(16)	(10)
Other Operations	30	18
Corporate	(16)	(28)

Total	$297	$253

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE (2)
Health Care	$193	$156
Disability and Life	60	40
International	30	16
Run-off Retirement	174	32
Run-off Reinsurance	(15)	(9)
Other Operations	29	20
Corporate	(35)	(48)

Total	$436	$207

DILUTED EARNINGS PER SHARE:
Adjusted income from operations	$2.24	$1.79
Realized investment gains, net of taxes	0.08	0.10
Special items, after-tax	0.96	(0.42)

Income before cumulative effect of accounting change	3.28	1.47

Cumulative effect of accounting change, net of taxes	-	(0.99)
Net income	$3.28	$0.48
Weighted average shares (in thousands)	132,726	141,115

SHAREHOLDERS' EQUITY at March 31:	$5,309	$4,720

SHAREHOLDERS' EQUITY PER SHARE at March 31:	$40.56	$33.38

* Prior period results have been restated to reflect the expensing of stock options under the implementation of SFAS 123-R.

(1) Includes the following items:

- Pre-tax results from certain derivatives recorded in run-off reinsurance operations ($38 million gain for the first quarter of 2005 and $31 million loss for the first quarter of 2004). CIGNA recorded corresponding offsets in benefits and expenses to adjust liabilities for certain speciality life reinsurance contracts.

-Experience-rated pension trading portfolio gains recorded in run-off retirement operations prior to sale ($165 million for first quarter of 2004). These results are offset by amounts included in benefits and expenses.

-Pre-tax accelerated amortization ($260 million for the first quarter of 2005) of deferred gain on sale of retirement benefits business.

(2) See Exhibit 2 for a reconciliation of adjusted income from operations to income (loss) before cumulative effect of accounting change, in accordance with generally accepted accounting principles (GAAP).

Exhibit 2

CIGNA Corporation
Supplemental Financial Information
Adjusted Income from Operations
(Dollars in millions, except per share amounts)

			Disability				Run-off		Run-off
	Health Care		& Life		International		Retirement		Reinsurance
Three Months Ended March 31,	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004

Income (loss) before cumulative effect of accounting change **	$193	$156	$60	$40	$30	$16	$174	$32	$(15)	$(9)

Realized investment results, net of taxes	(2)	(4)	(1)	(1)	-	(1)	(8)	(5)	(1)	(1)

Special items, after-tax:
Accelerated recognition of deferred gain
on sale of retirement benefits business	-	-	-	-	-	-	(169)	-	-	-
Charge for cost reduction programs	14	28	-	1	-	-	-	-	-	-
Charge associated with modified coinsurance arrangement	-	-	-	-	-	-	8	-	-	-
Charge for SOP 03-01	-	-	-	-	-	-	-	11	-	-

Adjusted income from operations	$205	$180	$59	$40	$30	$15	$5	$38	$(16)	$(10)

							Diluted
	Other						Earnings
	Operations		Corporate *		Consolidated *		Per Share *
Three Months Ended March 31,	2005	2004	2005	2004	2005	2004	2005	2004

Income (loss) before cumulative effect of accounting change **	$29	$20	$(35)	$(48)	$436	$207	$3.28	$1.47

Realized investment results, net of taxes	1	(2)	-	-	(11)	(14)	(0.08)	(0.10)

Special items, after-tax:
Accelerated recognition of deferred gain
on sale of retirement benefits business	-	-	-	-	(169)	-	(1.27)	-
Charge for cost reduction programs	-	-	19	20	33	49	0.25	0.34
Charge associated with modified coinsurance arrangement	-	-	-	-	8	-	0.06	-
Charge for SOP 03-01	-	-	-	-	-	11	-	0.08

Adjusted income from operations	$30	$18	$(16)	$(28)	$297	$253	$2.24	$1.79

									Diluted
	Health	Disability		Run-off	Run-off	Other			Earnings
Three Months Ended December 31, 2004	Care	& Life	International	Retirement	Reinsurance	Operations	Corporate	Consolidated	Per Share

Income (loss) before cumulative effect of accounting change **	$236	$70	$18	$164	$(33)	$98	$5	$558	$4.16

Realized investment results, net of taxes	(6)	(16)	-	(28)	(5)	(15)	-	(70)	(0.52)

Special items, after-tax:
Accelerated recognition of deferred gain on sale of
retirement benefits business	-	-	-	(141)	-	-	-	(141)	(1.05)
Federal income tax recovery	-	-	-	-	-	-	(28)	(28)	(0.21)
TimesSquare gain on sale	-	-	-	-	-	(12)	-	(12)	(0.09)
Amounts associated with modified coinsurance arrangement	-	-	-	16	-	-	-	16	0.12

Adjusted income from operations	$230	$54	$18	$11	$(38)	$71	$(23)	$323	$2.41

* Prior period results (first quarter of 2004) have been restated to reflect the expensing of stock options resulting from the implementation of SFAS 123-R.

** Income (loss) before cumulative effect of accounting change is presented in accordance with generally accepted accounting principles (GAAP).